Exhibit 99.1

Contact: Michael L. McDonald
Chief Financial Officer
703-478-5845
Email: mmcdonald@fairchild.com

THE FAIRCHILD CORPORATION ANNOUNCES RECEIPT OF “GOING PRIVATE” PROPOSAL AT $2.73 PER SHARE.

McLean, Virginia (August 7, 2006) - The Fairchild Corporation (NYSE: FA) today announced that FA Holdings, LLC, a Delaware limited liability company led by Philip Sassower, Chairman of The Phoenix Group LLC, and Jeffrey Steiner, Chairman and Chief Executive Officer of The Fairchild Corporation, has made a proposal to acquire all of the outstanding shares of the Company for $2.73 per share in cash.

The Board of Directors of the Company had previously formed a Special Committee of independent directors to consider any proposal received. The Committee has retained independent financial advisors and legal counsel to assist it in its work. The Board of Directors cautions the Company’s stockholders and others considering trading in its securities that the Board has just received the proposal and no decisions have been made by the Board with respect to the Company’s response to the proposal. There can be no assurance that any definitive agreement will be executed or that any transaction will be approved or consummated.

About The Fairchild Corporation

The business of Fairchild consists of three segments: sports & leisure, aerospace, and real estate operations. Fairchild's sports and leisure segment, known as Fairchild Sports, is comprised of Hein Gericke, PoloExpress and Intersport Fashions West. Fairchild Sports designs and sells motorcycle protective apparel, helmets, and a large selection of technical accessories, for motorcyclists. Together, Hein Gericke and PoloExpress operate 233 retail shops in Germany, the United Kingdom, Austria, Belgium, France, Italy, Luxembourg, the Netherlands, and Switzerland. Intersport Fashions West, located in Tustin, California, is a designer and distributor of motorcycle protective apparel. Fairchild's aerospace segment is engaged in the aerospace distribution business which stocks and distributes a wide variety of parts to operators and aerospace companies providing aircraft parts and services to customers worldwide. Additional information is available on The Fairchild Corporation web site (www.fairchild.com).

This news release may contain forward looking statements within the meaning of Section 27-A of the Securities Act of 1933, as amended, and Section 21-E of the Securities Exchange Act of 1934, as amended. The Company’s actual results could differ materially from those set forth in the forward-looking statements, as a result of the risks associated with the Company’s business, changes in general economic conditions, and changes in the assumptions used in making such forward-looking statements.